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                                                               EXHIBIT 12

                     HASBRO, INC. AND SUBSIDIARIES
            Computation of Ratio of Earnings to Fixed Charges
         Twenty-Six Weeks and Thirteen Weeks Ended June 26, 1994

                         (Thousands of Dollars)



                                              Twenty-Six       Thirteen
                                                 Weeks           Weeks
                                              ----------      ----------

Earnings available for fixed charges:
  Net earnings                                  $24,069           1,634
  Add:
    Cumulative effect of change
     in accounting principles                     4,282               -
    Fixed charges                                16,622           7,948
    Income taxes                                 17,749           1,023
                                                 ------          ------
      Total                                     $62,722          10,605
                                                 ======          ======


Fixed Charges:
  Interest on long-term debt                    $ 5,849           2,946
  Other interest charges                          4,196           1,663
  Amortization of debt expense                      193              96
  Rental expense representative
   of interest factor                             6,384           3,243
                                                 ------          ------
      Total                                     $16,622           7,948
                                                 ======          ======

Ratio of earnings to fixed charges                 3.77            1.33
                                                 ======          ======




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